Joint Capital Enhancement Agreement
Questions and Answers
March 1, 2011

Q 1: What is the Joint Capital Enhancement Agreement?

A 1: The Joint Capital Enhancement Agreement among the 12 Federal Home Loan Banks (“FHLBanks”) is intended to provide a Systemwide framework for the use of that portion of the FHLBanks’ earnings historically paid to satisfy their Resolution Funding Corporation (“REFCORP”) obligations. The FHLBanks’ REFCORP obligations are expected to be fully satisfied during the 2011 calendar year. The intent of the Agreement is to set aside that portion of each FHLBank’s earnings historically used to satisfy its REFCORP obligation to enhance the capital position of each individual FHLBank and the FHLBank System.

The Agreement provides that, upon full satisfaction of the FHLBanks’ obligations to REFCORP, which currently requires each FHLBank to contribute 20 percent of its earnings toward payment of interest on REFCORP bonds, each FHLBank will contribute 20 percent of its future net income to a restricted retained earnings account until the balance of that account equals at least one percent of that FHLBank’s average balance of outstanding consolidated obligations (“COs”) for the previous quarter. These restricted retained earnings will not be available to pay dividends, but will remain on an FHLBank’s balance sheet as an additional capital buffer against potential losses.

Q 2: What are the potential benefits of the Agreement?

A 2: The Agreement is intended to help ensure members’ ready access to liquidity from each FHLBank during times of stress by further strengthening the balance sheet at each FHLBank, and to create an additional buffer on each FHLBank’s balance sheet to absorb losses, if any, which will provide additional protection for a member’s capital stock investment. For FHLBank debt investors, the Agreement is intended to provide additional certainty that FHLBank System debt obligations will be met. The Agreement is also intended to provide greater comfort to each FHLBank that the other FHLBanks will enhance their capacity to absorb losses and continue to meet their consolidated debt obligations for which all FHLBanks are jointly and severally liable.

Q 3: What is the Restricted Retained Earnings target?

A 3: The Agreement establishes a target level of Restricted Retained Earnings (“RRE”) called the “Restricted Retained Earnings Minimum” (“RREM”) equal to one percent of an FHLBank’s outstanding COs for the previous quarter. Each FHLBank is required to contribute to its Restricted Retained Earnings account until the RREM is reached and must maintain this target level thereafter. How long it will take an FHLBank to achieve its RREM will depend on that FHLBank’s level of net income and level of COs in the future.

Q 4: When will the obligation to allocate funds to the new RRE account commence?

A 4: The FHLBanks will be required to begin allocating funds to their new RRE accounts in the quarter after the FHLBanks’ income is sufficient to fully satisfy their REFCORP obligations. For example, if the REFCORP obligation is satisfied by payments based on first quarter 2011 earnings, then each FHLBank would be required to start setting aside 20 percent of net income in the second quarter of 2011.

Q 5: What happens if an FHLBank experiences net losses that result in a decline in its RRE account?

A 5: If an FHLBank incurs a net loss for a cumulative year-to-date or annual period that results in a decline in the balance of its RRE account below the balance at the beginning of that calendar year, that FHLBank’s subsequent quarterly allocation requirement will increase to 50 percentof quarterly net income until the amount of the additional funds allocated to RRE because of the increased rate equals the amount by which the RRE account balance declined below the beginning-of-year balance.

Q 6: Under what circumstances could the balance of an FHLBank’s RRE account be reduced?

A 6: An FHLBank’s RRE account could be reduced down to the beginning-of-year RRE balance if the FHLBank experiences losses in one or more quarters that follow one or more quarters in the same calendar year for which the FHLBank has had positive net income and has made the required RRE contribution. If cumulative losses in a calendar year exceed prior period RRE contributions for that year, the RRE account may be reduced beyond the beginning-of-year balance (but not below zero) but only after other retained earnings, if any, have been reduced to zero. In addition to these permitted adjustments to the RRE, an FHLBank may transfer balances out of the RRE account if its total COs decrease so that RRE exceeds 1.5 percent of COs, or if the Agreement is terminated as the result of an Automatic Termination Event (as such term is defined by the Agreement).

Q 7: Can amounts in the RRE account be used to pay dividends?

A 7: No

Q 8: Does the Agreement limit the ability of an FHLBank to use its other retained earnings, if any, to pay dividends?

A 8: No

Q 9: How will Affordable Housing Program (“AHP”) contributions be affected by the Agreement?

A 9: Unlike the REFCORP assessments, the amounts allocated to the RRE account will not reduce each FHLBank’s net income. As a result, each FHLBank’s AHP contributions as a percentage of pre-assessment earnings will increase after the REFCORP obligation is fully satisfied.

Q 10: Why did the FHLBanks decide to allocate these funds to a separate RRE account at each FHLBank?

A 10: Establishing a separate RRE account at each FHLBank allows each FHLBank to maintain control of the funds allocated into the RRE account and to leverage the funds into earning assets on its own balance sheet. In addition, each FHLBank will be able to segregate the RRE on its books and records from its other retained earnings for purposes of tracking the accumulation of RRE and complying with restrictions on the use of the RRE.

Q 11: How does the Agreement affect the FHLBanks’ capital plans?

A 11: The Agreement requires each FHLBank to submit a capital plan amendment or supplement to the Federal Housing Finance Agency (“FHFA”) incorporating the provisions of the Agreement. Amending the FHLBanks’ capital plans in conjunction with the Agreement is intended to enable the FHFA to take an active role in monitoring compliance with the Agreement.

Q 12: Could an FHLBank transfer other retained earnings to its RRE account?

A 12: No. While the Agreement does permit an FHLBank to allocate more than the required minimum contribution of 20 percent of quarterly net income to RRE, each FHLBank is obligated to allocate at least 20 percent of quarterly net income to RRE until it reaches the RREM, and transfers of other previously retained earnings to the RRE account are not permitted.

Q 13: Could this Agreement have any effect on the joint and several liability of the FHLBanks for their Consolidated Obligations?

A 13: No. By statute and regulation, the COs of the FHLBanks are the joint and several obligations of all FHLBanks. This Agreement does not impact this joint and several obligation, but it is expected to reduce the likelihood that any FHLBank will be called on to pay another FHLBank’s COs under its provisions.

Q 14: Will changes in accumulated other comprehensive income (“AOCI”) have an effect on RRE?

A 14: To the extent that changes in AOCI directly affect net income, those changes will also affect the amount allocated to the RRE account.

Q 15: What would happen to the RRE account at each FHLBank in the event that Congress or the FHFA took action to impose further assessments or taxes on the FHLBanks?

A 15: The Gramm-Leach-Bliley Act of 1999 amended Section 6(h) of the Act to provide that the holders of the Class B stock of an FHLBank own the “retained earnings, surplus, undivided profits, and equity reserves, if any” of the FHLBank. Consistent with those statutory provisions, the Agreement reiterates that the rights of the holders of an FHLBank’s Class B stock as owners of the retained earnings, including RRE, remain unchanged. If a future law or regulation establishes any new or increased assessment or tax on FHLBank earnings or capital or further restricts dividends or retained earnings, the Agreement provides that such an event will automatically terminate an FHLBank’s obligation under the Agreement to make allocations to the RRE account, as well as the restrictions on the use of RRE.

Q 16: May an individual FHLBank decide by itself to withdraw from the Agreement after the Agreement goes into effect?

A 16: No.

Q 17: How can the Agreement be terminated?

A 17: There are several ways in which the Agreement can be terminated:

(a)	Voluntarily: The Agreement can be voluntarily terminated by an affirmative vote of the Boards of at least two-thirds (2/3) of the then-existing FHLBanks. In this event, the requirement to allocate earnings to the RRE account would cease (with FHFA consent for those FHLBanks for which a capital plan amendment has been approved). However, if termination occurs in this manner, the restrictions on the use of RRE contained in the Agreement will continue in place until such time as an ‘Automatic Termination Event’ (described directly below) occurs, or the FHLBanks unanimously agree to remove such restriction (and the FHFA approves for those FHLBanks for which a capital plan amendment has been approved).

(b)	Automatically: If a change in the Federal Home Loan Bank Act (“Act”), the FHFA’s regulations, or other applicable federal law has the effect of (i) creating any new or higher assessment or taxation on the net income or capital of any FHLBank, or a higher effective RREM for any FHLBank than is specified in the Agreement; or (ii) establishing general restrictions applicable to the payment of dividends by FHLBanks that satisfy all relevant capital standards (a) requiring a new or higher mandatory allocation of an FHLBank’s quarterly net income to any retained earnings account than the amount specified in the Agreement, or (b) prohibiting the payment of dividends from any portion of an FHLBank’s retained earnings other than from amounts in the RRE account, then each FHLBank’s obligation under the Agreement to make allocations to the RRE account, as well as the restrictions on the use of amounts in the RRE account contained in the Agreement, would terminate automatically.

In addition, in the event that the FHFA does not approve the capital plan amendments anticipated under the Agreement, and two-thirds of the FHLBanks decide to voluntarily terminate the Agreement, then each FHLBank’s obligation under the Agreement to make allocations to the RRE account, as well as the restrictions on the use of amounts in the RRE account contained in the Agreement, would terminate.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This Q&A contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement, the expected maturity of the REFCORP obligation, the expected achievement of the RRE target, and the Agreement’s impact on AHP contributions. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” expected,” “should,” “will,” “estimates,” “suggests,” “could” and “may” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.